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                                                                      Exhibit 99
Press Release

From:       Exelon Nuclear
            4300 Winfield Road
            Warrenville, IL 60555

Contact:     Bob Osgood (Dresden) 815-416-3743            FOR IMMEDIATE RELEASE
             Bill Stoermer (Quad Cities) 309-227-2751     ---------------------
             Ann Mary Carley 630-657-3602                    October 28, 2004

                      NRC Approves 20-Year License Renewals
                        For Dresden, Quad Cities Stations

WARRENVILLE, Ill. - The U.S. Nuclear Regulatory Commission has approved 20-year extensions of the operating licenses for Exelon Nuclear's Dresden and Quad Cities generating stations, the NRC announced today.

Exelon Nuclear is the largest operator of commercial nuclear power stations in the nation and the third largest worldwide, with 17 reactors in three states. Eleven of the reactors are in Illinois, including two at Dresden in Grundy County and two at Quad Cities in Cordova.

The NRC has approved license renewals for 30 U.S. nuclear reactors, including six belonging to Exelon Nuclear, and is reviewing renewal applications for 14 more. In addition to the four announced today, the agency last year extended licenses for the company's two reactors at the Peach Bottom Atomic Power Station in Pennsylvania.

The original 40-year license for Dresden Unit 2 was to expire in 2009. It has been extended to 2029. The Unit 3 license was to expire in 2011 and has been extended to 2031. Dresden Unit 1 is no longer in operation.

The original operating licenses for both Quad Cities Units 1 and 2 were to expire in 2012. They have been extended to 2032.

"This decision means Dresden and Quad Cities will continue to provide safe, reliable, carbon-free electricity to customers in northern Illinois and eastern Iowa for another two decades," said Exelon Nuclear President and Chief Nuclear Officer Chris Crane. "And we are doing it without turning a spade of earth. This is helping America to achieve energy independence and adding to the Midwest's inventory of safe, inexpensive electricity."

Dresden and Quad Cities stations' significant contributions to their surrounding communities will continue as well. Each station employs about 700 people with an annual payroll of approximately $50 million. Most of these employees and their families live in the communities surrounding the plants and contribute to the local economy.

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Development of the license renewal application for both stations began in 2000 and required four years of extensive engineering, safety and environmental analysis, NRC review and public input. Engineers reviewed more than 150 plant systems and about 120,000 components at each site to ensure that they are capable of running for an additional 20 years.

As part of the reviews, the NRC held public meetings and verified its analyses with local county, state and federal agencies. Experts from national laboratories, environmental agencies and historical preservation societies were consulted during the process.

"The safety reviews determined that Dresden and Quad Cities have solid programs in place to provide for the continued safe and reliable operation and maintenance of the plants," Crane said. "The environmental reviews concluded that any environmental impacts from extending these licenses would be minimal."

Each of the four General Electric boiling water reactors at Dresden and Quad Cities produce more than 900 megawatts of power at full power. A megawatt is equal to one million watts.

Mid-American Energy Holdings of Des Moines, Iowa owns 25 percent of the Quad Cities station.

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Exelon Corporation is one of the nation's largest electric utilities with approximately 5.1 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately
5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.


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